Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 27, 2005

American Community Bancshares, Inc. Declares 4th Quarter Dividend of $0.05 per Share & Announces Additions to Management Team

Charlotte, North Carolina, –American Community Bancshares, Inc. (stock NASDAQ SmallCap: ACBA) announced the Board of Directors has approved a quarterly cash dividend for the fourth quarter 2005 of $0.05 per share. The dividend will be payable on December 1st, 2005 to shareholders of record on November 11th, 2005. Randy P. Helton, CEO stated: “We were extremely pleased to announce record third quarter 2005 earnings of $1,185,000 (unaudited) a 27% increase over the similar period of 2004, with net income of $3,299,000 (unaudited) for the nine months ended September 30, 2005, a 60 % increase over the similar period of 2004. We continue to meet our business objectives and are glad to be able to reward our loyal shareholders.”

American Community Bank is also pleased to announce two additions to its senior management team. Robert Small has joined the bank’s management team as a commercial lender in the South End office in Charlotte. Mr. Small has been in the Dilworth / South End community for the past two years and most recently served as an Account Manager in the Business Markets Group of RBC Centura. He has 20 years of banking experience and is very active in the local business community.

Charles Thomas has joined the bank as a business development officer serving the Mecklenburg County market. Mr. Thomas most recently served as a Senior Cash Management Officer with BB&T and has 29 years of banking experience in the Charlotte area. He is a Charlotte native and active in the local community.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for Monroe based American Community Bank with thirteen offices located throughout North and South Carolina. American Community Bancshares website is www.americancommunitybank.com. For more information contact – Stephanie Helms, Shareholder Relations at (704) 225- 8444.